For period ended 10/31/2004
Registrant Name: American AAdvantage Funds
File Number: 811-4984


EXHIBIT 99.CODE ETH

                          AMERICAN AADVANTAGE FUNDS
                      AMERICAN AADVANTAGE MILEAGE FUNDS
                       AMERICAN AADVANTAGE SELECT FUNDS
                        AMR INVESTMENT SERVICES TRUST

          Code of Ethics for Principal Executive and Financial Officers

                           Dated: September 3, 2003

Purpose
     The American AAdvantage Funds, the American AAdvantage Mileage Funds, the American AAdvantage Select Funds, and the AMR Investment Services Trust (collectively, the "Trusts") have adopted this Code of Ethics for Principal Executive and Financial Officers (the "Code"), which applies to the Trusts' Principal Executive Officer and Principal Financial Officer (the "Covered Officers" as set forth in Exhibit A), for the purpose of promoting:

     * honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
     * full, fair, accurate, timely, and understandable disclosure in reports and documents that a Trust files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the registrant;
     * compliance with applicable governmental laws, rules, and regulations;
     * the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
     * accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

Conflicts of Interest
     For purposes of this Code, a "conflict of interest" occurs when a Covered Officer's "personal interests" interfere with the interests of, or his/her service to, the Trusts. For example, a conflict of interest would arise if a Covered Officer, or a member of his/her family, receives improper personal benefits as a result of his/her position with the Trusts.

     Certain conflicts of interest arise out of the relationship between Covered Officers and the Trusts and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trusts because of their status as "affiliated persons" of the Trusts.

     Conflicts also may arise from a Covered Officer's position or employment at AMR Investment Services, Inc. ("AMR Investments"), the Trusts' manager, and his/her position with each Trust. This Code recognizes that the Covered Officers will, in the normal course of their duties, be involved in establishing policies and implementing decisions that will have different effects on AMR Investments and the Trusts. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trusts and AMR Investments

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and is consistent with the performance by the Covered Officers of their duties as officers of the Trusts. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trusts.

     Each Covered Officer should not:

     * use his/her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trusts whereby the Covered Officer would benefit personally to the detriment of the Trusts; or
     * cause the Trusts to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit of the Trusts.

     At times, certain situations may arise that may, or may not, be considered conflicts of interest under this Code. Covered Officers are encouraged to discuss such situations with the Trusts' Chief Legal Officer ("CLO"). Examples of these types of situations include:

     * service as a director on the board of any public or private company;
     * the receipt of any non-nominal gifts in excess of $150;
     * the receipt of any entertainment from any company with which the Trusts have current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;
     * any ownership interest in, or any consulting or employment relationship with, any of the Trusts' service providers, other than AMR Investments, the distributor for the Trusts' shares, or any affiliated person thereof;
     * a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trusts for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

Disclosure and Compliance
     Each Covered Officer:

     * should familiarize himself/herself with the disclosure requirements generally applicable to the Trusts;
     * should not knowingly misrepresent, or cause others to misrepresent, facts about the Trusts to others, whether within or outside the Trusts, including to the Trusts' Trustees and auditors, and to governmental regulators and self-regulatory organizations;
     * should, to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Trusts and AMR Investments with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trusts file with, or submit to, the SEC and in other public communications made by the Trusts; and
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
     * is responsible to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

Reporting and Accountability
     Each Covered Officer must:

     * upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he/she has received, read, and understands the Code;
     * annual thereafter affirm to the Board that he/she has complied with the requirements of the Code;
     * complete at least annually the Officer Questionnaire by detailing any directorships with public or private companies and/or material relationships or transactions with affiliated persons of any Trust or its series;
     * not retaliate against any other Covered Officer or any employee of the Trusts or their affiliated persons for reports of potential violations that are made in good faith; and
     * notify the Legal Officer promptly if he/she knows of any violations of this Code. Failure to do so is itself a violation of this Code.

     The CLO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. In addition, the CLO is authorized and encouraged to consult with counsel to the Trusts and counsel to the Independent Trustees of the Trusts' Boards of Trustees. However, any approvals or waivers sought by the Covered Officers will be considered by the Independent Trustees.

     The Trusts will follow these procedures in investigating and enforcing this Code:

     * the CLO will take all appropriate action to investigate any potential violations reported to him;
     * if, after such investigation, the CLO believes that no violation has occurred, the CLO is not required to take any further action;
     * any matter that the CLO believes is a violation will be reported to the Independent Trustees;
     * if the Independent Trustees concur that a violation has occurred, they will inform and make a recommendation to the applicable Trust's Board of Trustees, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of AMR Investments or its board; or a recommendation to dismiss the Covered Officer;
     * the Independent Trustees will be responsible for granting waivers, as appropriate; and
     * any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

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
Other Policies and Procedures
     This Code shall be the sole code of ethics adopted by the Trusts for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trusts, AMR Investments, the distributor for the Trusts' shares, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trusts' and AMR Investments' codes of ethics under Rule 17j-1 under the Investment Company Act and the more detailed policies and procedures set forth in the Trusts' Statement of Policy on Material Non-Public Information are separate requirements applying to the Covered Officers and others, and are not part of nor replaced by this Code.

Amendments
     Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of Independent Trustees.

Confidentiality
     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board of Trustees, its counsel and AMR Investments.

Internal Use
     This Code is intended solely for the internal use by the Trusts and does not constitute an admission, by or on behalf of any Trust, as to any fact, circumstance, or legal conclusion.

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                                                                   EXHIBIT A

                       Persons Covered by this Code of Ethics


                                 Position with each Trust   Name
Principal Executive Officer      President                  William F. Quinn
Principal Financial Officer      Treasurer                  Rebecca L. Harris

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